Exhibit 23.5

Consent of Independent Auditors

The Board of Directors and Stockholders

Green Plains Inc.:

We consent to the use of our report dated December 7, 2016, with respect to the statement of assets acquired and liabilities assumed by Green Plains Inc. and subsidiaries (the company) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated December 7, 2016, contains an explanatory paragraph that states that as discussed in Note 1 to the financial statement, the assets acquired and liabilities assumed by the company of an ethanol plant located in York, Nebraska were prepared based on their preliminary fair value as of the date of acquisition (September 23, 2016) for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of a Form 8-K/A of Green Plains Inc.). Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Omaha, Nebraska

December 22, 2016